UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 9, 2005

MARKWEST ENERGY PARTNERS, L.P.

(Exact name of registrant as specified in its charter)

Delaware	001-31239	27-0005456
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

155 Inverness Drive West, Suite 200, Englewood, CO 80112-5000
(Address of principal executive offices)

Registrant’s telephone number, including area code 303-290-8700

Not Applicable.

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.                                          Regulation FD Disclosure

MarkWest Energy Partners, L.P. (the “Partnership”) is furnishing this Report on Form 8-K pursuant to Regulation FD in connection with the disclosure of textual information from the MarkWest Hydrocarbon, Inc. first quarter Form 10-Q filed on December 9, 2005.

The information in this Report on Form 8-K is furnished pursuant to Item 7.01 and shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section.  This Report will not be deemed an admission as to the materiality of any information in the report that is required to be disclosed solely by Regulation FD.

The Partnership does not have, and expressly disclaims, any obligation to release publicly any updates or any changes in the Partnership’s expectations or change in events, conditions, or circumstances on which any forward-looking statement is based.

Under the terms of certain gathering contracts in the Partnership’s East Texas systems, the Partnership is required to buy gas from producer customers based on a specific index price.  The Partnership’s typical process has been to sell its best estimate of the production at the same index price near the end of the prior month.  Due to unexpected volatility and a corresponding lack of liquidity in the gas trading market at the end of October 2005, the Partnership was unable to sell all of its requirements at the same index price.  As a result, the Partnership was not able to sell approximately 16,600 Mmbtu/day of gas from its Appleby and east Texas assets for November 2005.  During the month of November, the Partnership sold the gas at a different index price, which was lower than the index purchase price for the month.  The Partnership cannot currently predict the exact financial impact until the middle of December 2005, but based on its current estimate of volume and price, the Partnership expects a negative impact to operating income from operations of approximately $2.5 million from the Appleby and East Texas operations.  The Partnership has implemented additional controls and procedures to mitigate a similar exposure going forward.  The Partnership has sold 90% of its forecasted volumes through March 2006 at index price.  The Partnership has also established firm guidelines to sell the remainder of forecast volumes earlier in the preceding month to reduce the risk of encountering unexpected market conditions that preclude these types of index sales.

Under the terms of the keep whole agreements in the Partnership’s western Oklahoma System, the Partnership purchases gas to replace the shrink and fuel requirements under those arrangements.  The Partnership then sells the natural gas liquids processed at the Foss Lake plant.  The continued strong pricing environment for natural gas liquids coupled with the decline in mid-continental natural gas prices in November, that contributed to the negative impact to operations in East Texas and Appleby, resulted in higher than expected margins in the Partnership’s western Oklahoma System of approximately $1.0 million.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARKWEST ENERGY PARTNERS, L.P.
(Registrant)

	By:	/s/ James G. Ivey
Date: December 9, 2005		James G. Ivey
Chief Financial Officer